UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 31, 2024

SMART POWERR CORP.

(Exact name of Company as specified in charter)

Nevada	001-34625	90-0093373
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4/F, Tower C Rong Cheng Yun Gu Building Keji 3rd Road, Yanta District Xi’an City, Shaan Xi Province, China 710075
(Address of registrant’s principal executive office) (Zip code)

(86-29) 8765-1097

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	CREG	Nasdaq Stock Market

Item 1.01 Entry into a Material Definitive Agreement.

On December 25, 2024, SMART POWERR CORP. (the “Company”, “we”, “us” or “our”) entered into securities purchase agreement (the “Securities Purchase Agreement”) with certain purchasers (“Purchasers”), pursuant to which the Company has agreed to issue and sell an aggregate of (i) 900,000 shares of common stock (the “Shares”) of the Company, at a purchase price of $0.62 per share (“Purchase Price”), par value $0.001 per share and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase an aggregate of up to 2,340,000 shares of common stock (and the shares that are issuable from time to time upon exercise of the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”)), in a registered direct offering (“Offering”) to certain Purchasers. The Purchase Price of each Share is $0.62. The purchase price of each Pre-Funded Warrant is $0.619, which equals the Purchase Price minus $0.001. The Pre-Funded Warrants will be exercisable immediately after issuance and will expire when the Pre-Funded Warrants are exercised in full. Pursuant to the Securities Purchase Agreement, we agreed, among other matters:

●	not to issue any securities for a period of seven days following the execution of the Securities Purchase Agreement and the Pre-Funded Warrants;

●	to indemnify the investors against certain losses resulting from our breach of any of our representations, warranties, or covenants under agreements with the investors as well as under certain other circumstances described in the Securities Purchase Agreement; and

●	to grant the purchasers a right of participation in any issuance and offering of shares of Company’s common stock or any securities of the Company or the Company’s subsidiaries that we conduct within thirty days following the execution of the Securities Purchase Agreement and the Pre-Funded Warrants.

The Offering is being made pursuant to a shelf registration statement (No. 333-281639) on Form S-3, which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 29, 2024, and a related prospectus supplement filed with the SEC on December 30, 2024.

The net proceeds from the Offering, after deducting estimated offering expenses payable by the Company, are approximately $1,940,800 (assuming all Pre-Funded Warrants are exercised). The Company intends to use the net proceeds from the Offering for working capital and general corporate purposes.

Pre-Funded Warrants

Each Pre-Funded Warrant entitles the holder thereof to one share of common stock upon exercise. The exercise price of the Pre-Funded Warrants is $0.001. The purpose of the Pre-Funded Warrants is to enable Purchasers that may have restrictions on their ability to beneficially own more than 4.99% (or, upon election of the holder, 9.99%) of the Company’s outstanding common stock following the consummation of the offering the opportunity to make an investment in the Company without triggering their ownership restrictions, by receiving Pre-Funded Warrants in lieu of the Company’s common stock which would result in such beneficial ownership of more than 4.99% (or 9.99%), and receive the ability to exercise their option to purchase the shares underlying the Pre-Funded Warrants at such nominal price at a later date. The two investors in this Offering have opted for the 4.99% beneficial ownership limitation.

Each Pre-funded Warrant is exercisable for one share of our common stock, with an exercise price equal to $0.001 per share, subject to adjustment. The Pre-funded Warrants will be exercisable immediately after issuance and will expire until the Pre-Funded Warrants are exercised in full. The Pre-Funded Warrants are exercisable for cash; provided, however that they may be exercised on a cashless exercise basis. The holder of a Pre-Funded Warrant will not be deemed a holder of our underlying common stock until the Pre-Funded Warrant is exercised.

The form of Securities Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The form of Pre-Funded Warrants is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing descriptions of the terms of the Securities Purchase Agreement and form of Pre-Funded Warrant do not purport to be complete descriptions of the rights and obligations thereunder and are qualified in their entirety by reference to such exhibits.

Item 9.01. Financial Statements and Exhibits

Exhibit Number	Description of Exhibit
4.1	Form of Pre-Funded Warrants
10.1	Form of Securities Purchase Agreement between the Company and certain Purchasers, dated December 25, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART POWERR CORP.

Date: December 31, 2024	By:	/s/ Guohua Ku
	Name:	Guohua Ku
	Title:	Chief Executive Officer, and Chairman of the Board

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